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                                                         Exhibit 23(a)



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Cardinal Health, Inc. (formerly known as Cardinal Distribution, Inc.) on Form S-8 of our report dated May 11, 1993, except for Note 14, as to which the date is June 11, 1993, and except for Notes 1 and 7, as to which the date is August 6, 1993, appearing in the amended Annual Report on Form 10-K/A of Cardinal Health, Inc. for the year ended March 31, 1993, and of our report dated February 10, 1994 appearing in the Current Report on Form 8-K of Cardinal Health, Inc. dated February 11, 1994.



/s/ Deloitte & Touche
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DELOITTE & TOUCHE
Columbus, Ohio
March 3, 1994